                                                                   EXHIBIT 99(a)


Items Incorporated by Reference from the REMA 10-K

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Reliant Energy Mid-Atlantic Power Holdings, LLC -- Reliant Energy Mid-Atlantic Power Holdings, LLC (formerly Sithe Pennsylvania Holdings, LLC) and related companies which include the affiliates and subsidiaries listed below (collectively, REMA), were indirect wholly owned subsidiaries of Sithe Energies, Inc. (Sithe) as of December 31, 1999 (see Note 2). REMA acquired its generating stations and various related assets (including the capital stock of Sithe Mid-Atlantic Power Services, Inc.) from the operating subsidiaries of GPU, Inc.
(GPU), a utility holding company, on November 24, 1999. REMA was formed as follows:

                                                                                 RELATION TO
                                                                            RELIANT MID-ATLANTIC
                                                                             POWER HOLDINGS, LLC
                                                                                      AT
                                                        FORMATION DATE        DECEMBER 31, 1999
                                                        --------------      ---------------------
Operating Entities:
  Sithe Pennsylvania Holdings, LLC                     December 28, 1998              --
  Sithe New Jersey Holdings, LLC                       December 28, 1998          Affiliate
  Sithe Maryland Holdings, LLC                         December 28, 1998          Affiliate
  Sithe Northeast Management Company                    April 11, 1994           Subsidiary
  Sithe Mid-Atlantic Power Services, Inc.                June 11, 1999            Affiliate
Developmental Entities:
  Sithe Portland, LLC                                   March 31, 1999           Subsidiary
  Sithe Hunterstown, LLC                                March 31, 1999           Subsidiary
  Sithe Seward, LLC                                     March 31, 1999           Subsidiary
  Sithe Erie West, LLC                                  March 31, 1999           Subsidiary
  Sithe Atlantic, LLC                                   March 31, 1999            Affiliate
  Sithe Gilbert, LLC                                    March 31, 1999            Affiliate
  Sithe Titus, LLC                                      March 31, 1999           Subsidiary

     In May 2000, Sithe, through an indirect wholly owned subsidiary, sold all of its equity interests in REMA to an indirect wholly owned subsidiary of Reliant Energy Power Generation, Inc. (REPG). REPG is a wholly owned subsidiary of Reliant Resources, Inc., which is in turn a direct subsidiary of Reliant Energy, Incorporated (Reliant Energy) (see Note 2). Following this transaction, REMA changed its name and the names of its operating and developmental entities. Sithe Pennsylvania Holdings, LLC was renamed Reliant Energy Mid-Atlantic Power Holdings, LLC. In all other cases, the names were changed such that "Sithe" was replaced with "Reliant Energy."

    REMA owns or leases interests in 21 electric generation plants in Pennsylvania, New Jersey and Maryland with an annual average net generating capacity of approximately 4,262 megawatts (MW).

5.   COMMITMENTS AND CONTINGENCIES

     (a) Lease Financing -- In August 2000, REMA sold to and leased back from each of three owner lessors in separate lease transactions REMA's respective 16.45%, 16.67% and 100% interest in the Conemaugh, Keystone and Shawville generating stations. As a lessee, REMA leases an interest in each facility from each owner lessor under a facility lease agreement. The lease agreements contain some restrictive covenants that restrict REMA's ability to, among other things, make dividend distributions unless REMA satisfies various conditions. The covenant restricting dividends would be suspended if a direct or indirect parent of REMA meeting specified criteria guarantees the lease obligations. As of December 31, 2000, REMA had $50 million which was restricted pursuant to the lease agreements. As consideration for the sale of REMA's interest in each of the facilities, REMA received $1.0 billion in cash. These proceeds were utilized to return capital of $183 million, with the remainder used to reduce affiliate debt. In connection with the lease transactions, REMA entered into working capital facilities with affiliates in the aggregate amount of $150 million (see
Note 8). REMA will make lease payments through 2029. The lease term expires in 2034.

     The following table sets forth REMA's obligation under these long-term operating leases (in millions):

2001.................................................................    $         259
2002.................................................................              137
2003.................................................................               77
2004.................................................................               84
2005.................................................................               75
2006 and beyond......................................................            1,188
                                                                         -------------
                                                                         $       1,820
                                                                         =============


     There was no operating lease expense for the periods November 24, 1999 to December 31, 1999 and January 1, 2000 to May 11, 2000. Operating lease expense was $20.9 million for the period May 12, 2000 to December 31, 2000.

     The equity interests in all of the subsidiaries of REMA are pledged as collateral for REMA's lease obligations. In addition, these subsidiaries have also guaranteed the payments under the lease obligations. The following represents condensed consolidating financial statements of REMA and its subsidiaries. The subsidiaries included in the condensed consolidating financial statements presented below are all wholly owned and constitute all of REMA's direct and indirect subsidiaries (Guarantor Subsidiaries). The guaranties of the Guarantor Subsidiaries of the lease obligations are all full, unconditional, and joint and several. There are no significant restrictions on REMA's ability to obtain funds from the Guarantor Subsidiaries.

         RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS LLC AND SUBSIDIARIES
                   CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (THOUSANDS OF DOLLARS)

                                                                       GUARANTOR
                                                          REMA        SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                      ------------    ------------    ------------    ------------
Revenues...........................................   $    542,528    $    107,899    $        --     $    650,427
Expenses:
  Fuel, operation, maintenance and lease expenses..        273,456          46,832             --          320,288
  General and administrative.......................         21,154           3,320             --           24,474
  Depreciation and amortization....................         46,304          10,855             --           57,159
                                                      ------------    ------------    ------------    ------------
          Total Expenses...........................        340,914          61,007             --          401,921
Operating Income...................................        201,614          46,892             --          248,506
Equity in Earnings of Consolidated Subsidiaries....         22,334             --          (22,334)            --
Interest Expense to Affiliate, net.................        110,799           8,776             --          119,575
Interest Income....................................          3,034             --              --            3,034
                                                      ------------    ------------    ------------    ------------
Net Income Before Taxes............................        116,183          38,116         (22,334)        131,965

Income Tax Expense.................................         41,654          15,782             --           57,436
                                                      ------------    ------------    ------------    ------------
Net Income.........................................   $     74,529    $     22,334    $    (22,334)   $     74,529
                                                      ============    ============    ============    ============

         RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS LLC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2000
                             (THOUSANDS OF DOLLARS)

                                                                       GUARANTOR
                                                          REMA        SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                      ------------    ------------    ------------    ------------
Current Assets.....................................   $    121,096    $    132,630    $    (94,525)   $    159,201
Property, Plant and Equipment, net.................        590,699         322,224             --          912,923
Other Noncurrent Assets............................        540,616          17,182        (368,638)        189,160
                                                      ------------    ------------    ------------    ------------
          Total Assets.............................   $  1,252,411    $    472,036    $   (463,163)   $  1,261,284
                                                      ============    ============    ============    ============
Current Liabilities................................   $    194,477    $     89,648    $    (94,525)   $    189,600
Noncurrent Liabilities.............................         27,117          13,750             --           40,867
Subordinated Note Payable to Affiliate.............        838,356             --              --          838,356
Member's Equity....................................        192,461         368,638        (368,638)        192,461
                                                      ------------    ------------    ------------    ------------
          Total Liabilities and Member's Equity....   $  1,252,411    $    472,036    $   (463,163)   $  1,261,284
                                                      ============    ============    ============    ============

     (b) Other Operating Leases -- REMA leases some equipment and vehicles under noncancelable operating leases extending through 2006. Future minimum rentals under lease agreements are as follows (in thousands):

2001.................................................................    $          386
2002.................................................................               288
2003.................................................................               143
2004.................................................................               109
2005.................................................................                88
2006.................................................................                12
                                                                         --------------
          Total......................................................    $        1,026
                                                                         ==============

     Rent expense incurred under other operating leases aggregated approximately $35,000, $187,000 and $346,000 for the periods November 24, 1999 to December 31, 1999, January 1, 2000 to May 11, 2000, and May 12, 2000 to December 31, 2000,
respectively.

     (c) Environmental -- Under the agreement to acquire REMA's generating assets from GPU, liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to plant closing were assumed, except for the first $6 million of remediation costs at the Seward Station. GPU retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. REMA has recorded its estimate of these environmental liabilities in the amount of $28.0 million and $35.8 million, as of December 31, 1999 and 2000, respectively. REMA expects approximately $13 million will be paid over the next five years.

     (d) Fuel Supply Agreements -- REMA is a party to several long-term fuel supply contracts that have various quantity requirements and durations. Minimum payment obligations under these agreements that extend through 2004 are as follows, as of December 31, 2000 (in millions):

2001.................................................................    $           85
2002.................................................................                66
2003.................................................................                29
2004.................................................................                14
                                                                         --------------
          Total......................................................    $          194
                                                                         ==============

     (e) Other -- REMA is party to various legal proceedings that arise from time to time in the ordinary course of business. While REMA cannot predict the outcome of these proceedings, REMA does not expect these matters to have a material adverse effect on REMA's financial position, results of operations or cash flows.